EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NTR ACQUISITION CO.

___________________

NTR ACQUISITION CO., a corporation existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.            The name of the Corporation is “NTR Acquisition Co.”

2.            The Corporation’s original Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on June 2, 2006.

3.            This Amended Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

4.            This Amended and Restated Certificate of Incorporation was duly adopted by written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”).

5.            The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST:               The name of the Corporation is NTR Acquisition Co.

SECOND:         The registered office of the Corporation is located in the State of Delaware at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at that address is Corporation Service Company.

THIRD:              The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

FOURTH:         The Corporation is authorized to issue two classes of stock, designated “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock the Corporation is authorized to issue is 200,000,000, with a par value of $0.001 per share. The total number of shares of Preferred Stock the Corporation is authorized to issue is 1,000,000, with a par value of $0.0001 per share.

A.

Preferred Stock. The Board of Directors may from time to time issue shares of Preferred Stock in one or more series and without stockholder approval; provided that the Board of Directors may not in any event issue any shares of Preferred Stock prior to an Initial Business Combination (as defined below) that participates in or is otherwise entitled in any manner to any of the proceeds in the Trust Account (as defined below) or votes as a class with the Common Stock on an Initial Business Combination. The Board of Directors may fix for each series it is authorized to issue such voting powers, full or limited, and such designations, preferences and relative participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required to take such action pursuant to any Preferred Stock Designation.
B.

Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall possess exclusively all voting power, and each share of Common Stock shall have one vote.

FIFTH: Paragraphs A through K below shall apply during the period commencing upon consummation of the Corporation’s initial public offering (the “IPO”) and terminating upon consummation of any Initial Business Combination. Paragraphs A through K may not be amended after the consummation of the Corporation’s IPO without the unanimous consent of the Corporation’s stockholders prior to the consummation of any Initial Business Combination.

An “Initial Business Combination” shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination or transaction or a combination of any of the foregoing, of one or more businesses or assets (the “Target Business” or “Target Businesses”) having, collectively, a fair market value equal to at least 80% of the amount in the Trust Account (excluding deferred underwriting discounts and commissions) at the time of such acquisition. Any acquisition of multiple Target Businesses shall occur simultaneously.

“IPO Shares” shall mean such shares issued in connection with the Corporation’s IPO.

The “Trust Account” shall mean the trust account established by the Corporation in connection with the consummation of its IPO and into which the Corporation will deposit a designated portion of the net proceeds from the IPO, including any amount that is or will be due and payable as deferred underwriting discounts and commissions (the “Deferred Underwriting Compensation”) pursuant to the terms and conditions of the underwriting agreement (the “Underwriting Agreement”) to be entered into in connection with the Company’s IPO, as well as the proceeds of a private placement of the Corporation’s units expected to take place on or prior to the date of the Corporation’s IPO and a portion of the proceeds of the Corporation’s initial issuance of securities. Units to be sold in the private placement are referred to herein as Private Placement Units, and the shares of Common Stock and Warrants included in the Private Placement Units are referred to as the Private Placement Shares and Private Placement Warrants, respectively.

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“Fair market value” for purposes of this Article Fifth shall be determined by the Board of Directors of the Corporation based upon financial standards generally accepted by the financial community, such as actual and potential gross margins, the values of comparable businesses, earnings and cash flow, and book value. If its Board of Directors is not able to independently determine that the Target Business has a sufficient fair market value to meet the threshold criterion, it will obtain an opinion in that regard from an unaffiliated, independent investment banking firm that is a member of the National Association of Securities Dealers, Inc. The Corporation is not required to obtain an opinion from an investment banking firm as to the fair market value of the business if its Board of Directors independently determines that the Target Business or Businesses have sufficient fair market value to meet the threshold criterion.

A.

Prior to the consummation of any Initial Business Combination, the Corporation shall submit the Initial Business Combination to its stockholders for approval regardless of whether the Initial Business Combination is of a type that normally would require such stockholder approval under the DGCL. The Corporation may consummate the Initial Business Combination if a majority of the IPO Shares voting are voted in favor and holders representing less than 20% of the IPO Shares validly exercise their conversion rights described in paragraph C below.

B.

Upon consummation of the IPO, $241,150,000 of the net proceeds from the IPO, including $5 million in Deferred Underwriting Compensation (or $276,775,000 of the net proceeds, including $5.75 million in Deferred Underwriting Compensation if the over-allotment option is exercised in full) and the private placement, as well as from the Corporation’s initial issuance and sale in a private placement of 7,812,500 shares of Common Stock, 2,500,000 initial founders’ warrants and 1,750,000 performance warrants issued to its founding stockholder, NTR Partners LLC, shall be placed in the Trust Account.

C.

In the event that an Initial Business Combination is approved in accordance with paragraph A above and is consummated by the Corporation, stockholders holding IPO Shares who exercised their conversion rights and voted against the Initial Business Combination may demand that the Corporation convert their IPO Shares to cash at a per-share conversion price equal to (i) the aggregate amount then in the Trust Account, (before payment of Deferred Underwriting Compensation and including accrued interest, net of any income taxes payable on such interest, which shall be paid from the trust account, and net of interest income of up to $3.9 million earned on the Trust Account balance previously released to us to fund our working capital requirements), calculated as of two business days prior to the consummation of the Initial Business Combination, divided by (ii) the number of shares of Common Stock sold in the IPO outstanding at that date.

D.

In the event that the Corporation does not consummate an Initial Business Combination by the later of (i) 18 months after the consummation of the IPO or (ii) 24 months after the consummation of the IPO in the event that any of a letter of intent, an agreement in principle or a definitive agreement to complete an Initial Business Combination was executed but was not consummated within such 18-month period, the officers of the Corporation shall take all such action necessary to dissolve and liquidate the Corporation as soon as reasonably practicable. In the event that the Corporation is so dissolved and liquidated, all amounts in the Trust Account shall be distributed on a pro rata basis to holders of the IPO Shares and holders of the Private Placement Shares.

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E.

A holder of IPO Shares or Private Placement Shares shall be entitled to receive distributions from the Trust Account only in the event of a liquidation of the Corporation or in the case of IPO Shares, in the event such holder demands conversion of its shares in accordance with paragraph C above. Except as may be required under applicable law, in no other circumstances shall a holder of IPO Shares or Private Placement Shares have any right or interest of any kind in or to the Trust Account or any amount or other property held therein.

F.

Unless and until the Corporation has consummated an Initial Business Combination as permitted under this Article Fifth, the Corporation may not consummate any other business combination, whether by merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination or transaction or otherwise.

G.

In connection with the IPO, the Corporation shall enter into letter agreements with each of the officers and directors of the Corporation and such other agreements (collectively, the “IPO Agreements”) will be filed as exhibits to the Registration Statement to be filed by the Corporation with the Securities and Exchange Commission to register the IPO Shares (the “Registration Statement”).

H.

The Corporation shall not, and no employee of the Corporation shall, disburse or cause to be disbursed any of the proceeds held in the Trust Account except (i) for the payment of the Corporation’s income tax liability associated with the interest income earned on the proceeds held in the Trust Account, (ii) for the release of interest income of up to $3.9 million to the Corporation to fund the Corporation’s working capital requirements, (iii) in connection with an Initial Business Combination or thereafter, including the payment of any Deferred Underwriting Compensation in accordance with the terms of the Underwriting Agreement, (iv) upon the Corporation’s liquidation or (v) as otherwise set forth herein.

I.

The Board of Directors of the Corporation shall establish and maintain an audit committee (the “Audit Committee”) composed of at least three (3) independent directors. The standard of “independent” shall be as determined in accordance with Rule 10A-3 of the Securities Exchange Act of 1934 and Section 121 of the American Stock Exchange (“AMEX”) Company Guide.

J.

The Audit Committee will review and approve all payments made by the Corporation to its officers, directors and affiliates. Any payment made to a member of the Audit Committee will be reviewed and approved by the Board of Directors, with any member of the Board of Directors that has a financial interest in such payment abstaining from such review and approval.

K.

The members of the Audit Committee shall review the requirements of this Article Fifth at each quarterly meeting of the Audit Committee to determine compliance by the Corporation with the requirements thereof. In addition, the members of the Corporation’s Audit Committee shall review the terms and provisions of each IPO Agreement at each quarterly meeting of the Audit Committee to determine compliance by the parties thereto with the terms and provisions of each IPO Agreement. If any noncompliance is

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identified, then the Audit Committee shall immediately take all action necessary to rectify such noncompliance or otherwise cause compliance with the requirements of this Article Fifth or the terms and provisions of each IPO Agreement.

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.

The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the By-laws. Election of directors need not be by ballot unless the By-laws so provide.

B.

The Board of Directors shall have powers without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the By-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

C.

The Board of Directors in its discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote at such meeting (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

D.

In addition to the powers and authorities granted hereby or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Amended and Restated Certificate of Incorporation, and to any By-laws from time to time made by the stockholders; provided, however, that no By-laws so made shall invalidate any prior act of the directors which would have been valid if such By-law had not been made.

E.

Upon consummation of the IPO, the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible and no class shall include less than one director. The term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each director when such director’s successor shall be elected and shall qualify or upon such director’s earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. In the event of any decrease in the number of directors, all classes of directors shall be deceased equally as nearly as possible. The

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initial term of office of directors of Class I shall expire at the annual meeting of stockholders in 2007; that of Class II shall expire at the annual meeting in 2008; and that of Class III shall expire at the annual meeting in 2009; and in all cases as to each director when such director’s successor shall be elected and shall qualify or upon such director’s earlier resignation, removal from office, death or incapacity. At each annual meeting of stockholders, beginning with the annual meeting of stockholders in 2007, the number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of election.

SEVENTH: The following paragraphs shall apply with respect to liability and indemnification of officers and directors:

A.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any act related to any unlawful stock repurchases, redemptions or other distributions or payments of dividends or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.

The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.

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If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation. This Article Eighth is subject to the requirements set forth in Article Fifth, and any conflict arising in respect of the terms set forth hereunder and thereunder shall be resolved by reference to the terms set forth in Article Fifth.

NINTH:              The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer as of this 20th day of June, 2006.

By: /s/ MARIO E. RODRIGUEZ
Mario E. Rodriguez
Director and Chief Executive Officer

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